UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 20, 2013

ACCELRYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27188	33-0557266
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer identification number)
5005 Wateridge Vista Drive, San Diego, California 92121-1761
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (858) 799-5000
N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On December 20, 2013, Symyx Technologies, Inc. and Symyx Solutions, Inc. (collectively, “Symyx”), each a wholly owned subsidiary of Accelrys, Inc. (“Accelrys” and, together with Symyx, the “Company”), entered into a settlement agreement (the “Settlement Agreement”) with Borealis AG (“Borealis”) in connection with arbitration pending before the London Court of International Arbitration (the “LCIA”) pursuant to a request for arbitration delivered by Borealis to the Company in July 2012. As previously disclosed in the periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”) by Accelrys, on October 5, 2012, Borealis provided the Company with a Statement of Case in connection with the arbitration of a dispute related to certain software and professional services arrangements that Borealis claimed were not completed pursuant to the terms of the underlying agreements by Symyx during periods prior to Accelrys’ acquisition of Symyx in 2010.
Pursuant to the Settlement Agreement, (i) each party agreed to release all Claims (as defined in the Settlement Agreement) against the other party, in each case without any admission of liability to the other, (ii) Symyx agreed to make a one-time settlement payment, net of any tax withholding, to Borealis of $16.0 million (the “Settlement Payment”), and (iii) the parties agreed to take all actions necessary to obtain dismissal of the arbitration. The Company will receive insurance proceeds relating to the Settlement Payment in the amount of approximately $10.1 million thereby resulting in a total net out of pocket payout by the Company of $5.9 million related to the Settlement Payment. The Company previously accrued a reserve of approximately $10 million with respect to this matter and, accordingly, will reverse any excess accrual upon receipt of insurance proceeds.
The foregoing description of the Settlement Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Settlement Agreement, a copy of which is attached hereto as Exhibit 99.1 and the terms of which are hereby incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Settlement Agreement, dated as of December 20, 2013, by and among Symyx Technologies, Inc., Symyx Solutions, Inc. and Borealis AG.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELRYS, INC.

By:	/s/ Michael A. Piraino
Michael A. Piraino
Executive Vice President and
Chief Financial Officer
Date: December 24, 2013